Exhibit 10.12

SERIES B-4 PREFERRED SHARES PURCHASE AGREEMENT

THIS SERIES B-4 PREFERRED SHARES PURCHASE AGREEMENT (the “Agreement”) is made and entered into as of June 22, 2016 by and among:

1.                      Walnut Street Group Holding Limited, an exempted company with limited liability organized and existing under the laws of the Cayman Islands (the “Company”);

2.                      Walnut Street Investment, Ltd., a business company incorporated under the laws of the British Virgin Islands (the “BVI 1”);

3.                      Walnut Street Management, Ltd., a business company incorporated under the laws of the British Virgin Islands (the “BVI 2”, together with BVI 1, the “BVI Companies”);

4.                      PURE TREASURE LIMITED, a company organized and existing under the laws of the Samoa (the “Samoa Company”, together with the BVI Companies, the “Founder Holding Companies”);

5.                      HongKong Walnut Street Limited (香港胡桃街有限公司), a company organized and existing under the laws of Hong Kong (the “HK Company”);

6.                      Hangzhou Weimi Network Technology Co., Ltd. (杭州微米网络科技有限公司), a limited liability company organized and existing under the laws of the PRC, as the wholly-owned subsidiary of the HK Company (the “WFOE”);

7.                      Hangzhou Aimi Network Technology Co., Ltd. (杭州埃米网络科技有限公司), a limited liability company organized and existing under the laws of the PRC (the “PRC Affiliate”);

8.                      Hangzhou Pinhaohuo Network Technology Co., Ltd. (杭州拼好货网络科技有限公司), a limited liability company organized and existing under the laws of the PRC (the “Hangzhou Pinhaohuo”);

9.                      Shanghai Xunmeng Information Technology Co., Ltd. (上海寻梦信息科技有限公司), a limited liability company organized and existing under the laws of the PRC (the “Shanghai Xunmeng”);

10.               Each of the persons as set forth in Schedule 1 attached hereto (the “Founders” and each a “Founder”);

11.               Sun Vantage Investment Limited, a company organized under the laws of the Cayman Islands (the “Sun Vantage”);

12.               FPCI Sino-French (Innovation) Fund, a company organized and existing under the laws of France (the “FPCI”); and

*** Indicates where text has been omitted pursuant to a request for confidential treatment under Rule 406 of the Securities Act of 1933, as amended. The omitted materials have been filed separately with the Securities and Exchange Commission.

13.               Sky Royal Trading Limited, a company organized and existing under the laws of Hong Kong (the “Sky Royal”, together with Sun Vantage and FPCI, the “Series B-4 Purchasers”, and each a “Series B-4 Purchaser”).

The Company, the HK Company, the WFOE, the PRC Affiliate, the Hangzhou Pinhaohuo, the Shanghai Xunmeng and each of their direct or indirect subsidiaries are referred to collectively herein as the “Group Companies”, and each, a “Group Company”. The WFOE, the PRC Affiliate, the Shanghai Xunmeng and each of their direct or indirect subsidiaries are referred to collectively herein as the “PRC Companies”, and each a “PRC Company”.

RECITALS

A.                                    The Company desires to issue and sell to the Series B-4 Purchasers, and the Series B-4 Purchasers desire to purchase from the Company certain number of Series B-4 convertible preferred shares with par value US$0.0001 per share (the “Series B-4 Preferred Shares”) on the terms and conditions set forth in this Agreement;

B.                                    The Group Companies are engaged in the business of research, development, operation of internet E-commerce (including domestic and cross-border E-commerce) and other business approved by the shareholders of the Company (including the approval by the holders of more than two-thirds (2/3) of then issued and outstanding Series A Preferred Shares and holders of more than seventy five percent (75%) of then issued and outstanding Series B Preferred Shares, calculated on an as-converted and fully-diluted basis) and directors of the Company (including at least one affirmative vote of the Series B Director (as defined in Section 5.03 hereof) (the “Principal Business”).

AGREEMENT

NOW, THEREFORE, in consideration of the foregoing recitals, the mutual promises hereinafter set forth, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereby agree as follows:

ARTICLE I

AGREEMENT TO PURCHASE AND SELL SHARES

SECTION 1.01 Agreement to Purchase and Sell Shares.

Subject to the terms and conditions hereof, the Company agrees to issue and sell to the Series B-4 Purchasers, and each of the Series B-4 Purchaser agrees to, severally and not jointly, purchase from the Company such number of the Series B-4 Preferred Shares as set forth opposite the name of such Series B-4 Purchaser in Schedule 2 attached hereto, amounting to an aggregate of 14,620,739 Series B-4 Preferred Shares (the “Series B-4 Purchased Shares”), at an aggregate price of US$50,000,000 (the “Series B-4 Purchase Price”), approximately US$3.4198 per share, having the rights, privileges and restrictions as set forth in the

Fifth Amended and Restated Memorandum and Articles of Association of the Company attached hereto as Exhibit A (the “Restated Articles”).

SECTION 1.02 Transfer of Funds.

The Series B-4 Purchase Price shall be paid by wire transfer of United States dollars in immediately available funds to a designated account of the Company, within fifteen (15) business days (defined as any day other than a Saturday or Sunday on which banks are ordinarily open for business in New York City and in Hong Kong) after the Closing (as defined in Section 2.01), provided that the Company shall deliver wire transfer instructions to the Series B-4 Purchasers at least five (5) business days prior to the Closing (as defined in Section 2.01) as applicable.

SECTION 1.03 Post-Investment Capitalization Structure.

Following the issue and sale of the Series B-4 Preferred Shares under Section 1.01, the post-investment capitalization structure of the Company shall be as follows:

Shareholders	Class of Shares	No. of Shares	Share Percentage
Walnut Street Investment, Ltd.	Ordinary Shares	38,838,395	24.15%
	Series A-1 Preferred Shares	2,011,090	1.25%
	Series B-1 Preferred Shares	3,173,447	1.97%
Walnut Street Management, Ltd.	Ordinary Shares	19,418,043	12.07%
WU Chak Man	Ordinary Shares	634,194	0.39%
	Series A-1 Preferred Shares	804,436	0.50%
	Series A-2 Preferred Shares	1,490,124	0.93%
PURE TREASURE LIMITED	Ordinary Shares	30,379,244	18.89%
	Series A-2 Preferred Shares	8,940,742	5.56%
Banyan Partners Fund II, L.P.	Series B-1 Preferred Shares	3,173,447	1.97%
	Series B-3 Preferred Shares	6,346,893	3.95%
Lightspeed China Partners II, L.P.	Series B-1 Preferred Shares	3,173,447	1.97%
IDG China Venture Capital	Ordinary Shares	1,320,995	0.82%

Fund IV L.P.	Series A-2 Preferred Shares	1,320,995	0.82%
	Series B-1 Preferred Shares	352,292	0.22%
IDG China IV Investors L.P.	Ordinary Shares	169,129	0.11%
	Series A-2 Preferred Shares	169,129	0.11%
	Series B-1 Preferred Shares	45,104	0.03%
MFUND, L.P.	Series A-1 Preferred Shares	776,943	0.48%
	Series B-1 Preferred Shares	661,699	0.41%
Chinese Rose Investment Limited	Series B-2 Preferred Shares	1,389,064	0.86%
Castle Peak Limited	Series B-3 Preferred Shares	952,034	0.591%
Sun Vantage Investment Limited	Series B-4 Preferred Shares	8,772,443	5.45%
FPCI Sino-French (Innovation) Fund	Series B-4 Preferred Shares	2,924,148	1 82%
Sky Royal Trading Limited	Series B-4 Preferred Shares	2,924,148	1.82%
ESOP	Ordinary Shares	20,664,408	12.85%
Total		160,826,033	100.000%

ARTICLE II

CLOSINGS; DELIVERY

SECTION 2.01 Closing.

The sale of the Series B-4 Purchased Shares shall be held at the offices of the legal counsel of the Company within ten (10) business days after the fulfillment of the conditions to closing as set forth in Article VI and Article VII or at such other time and place as the Company and the Series B-4 Purchasers may mutually agree upon (the “Closing”).

SECTION 2.02 Delivery.

At the Closing, in addition to any items the delivery of which is made an express condition to the Series B-4 Purchasers’ obligations at the Closing pursuant to Article VI, the Company shall deliver to each Series B-4 Purchaser (i) a copy of updated register of members of the Company showing each Series B-4 Purchaser as the holder of the Series B-4 Purchased Shares purchased by it hereunder, certified by the registered agent of the Company, (ii) a copy of duly issued share certificate or certificates registered in each Series B-4 Purchaser’s name representing such number of the Series B-4 Purchased Shares held by such Series B-4 Purchaser, and (iii) a copy of the updated register of directors of the Company reflecting the appointment of the directors of the Company in accordance with Section 6.07 hereof, certified by the registered agent of the Company.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF THE SELLER PARTIES

The Group Companies, the Founder Holding Companies and the Founders (collectively, the “Seller Parties” and individually, a “Seller Party”) hereby jointly and severally represent and warrant to the Series B-4 Purchasers, subject to the disclosures set forth in the Disclosure Schedule (the “Disclosure Schedule”) attached to this Agreement as Exhibit B (which Disclosure Schedule shall be deemed to be representations and warranties to the Series B-4 Purchasers), as of the date hereof, the date of the Closing (the “Closing Date”) hereunder, as follows.

SECTION 3.01 Organization, Standing and Qualification.

Each Group Company is duly organized, validly existing and in good standing (or equivalent status in the relevant jurisdiction) under, and by virtue of, the laws of the place of its incorporation or establishment and has all requisite power and authority to own its properties and assets and to carry on its business as now conducted and as proposed to be conducted, and to perform each of its obligations hereunder and under any agreement contemplated hereunder to which it is a party. Each Group Company is qualified to do business and is in good standing (or equivalent status in the relevant jurisdiction) in each jurisdiction where failure to be so qualified would have a material adverse effect on the condition (financial or otherwise), assets relating to, or results of operation of or business (as presently conducted and proposed to be conducted) of any Group Company (a “Material Adverse Effect”).

SECTION 3.02 Capitalization.

The authorized share capital of the Company consists of the following:

(a)                                 Ordinary Shares. Immediately prior to the Closing, a total of 450,598,375 authorized ordinary shares with par value US$0.0001 per share of the Company (the “Ordinary Shares”), of which 90,760,000 shares are issued and outstanding.

(b)                                 Preferred Shares. Immediately prior to the Closing, a total of 3,592,469 authorized series A-1 convertible preferred Shares with par value US$0.0001 per share of the Company (the “Series A-1 Preferred Shares”), a total of 11,920,990 authorized Series A-2 Preferred Shares with par value US$0.0001 per share of the Company (the “Series A-2 Preferred Shares” together with the Series

A-1 Preferred Shares, the “Series A Preferred Shares”), a total of 10,579,436 authorized Series B-1 Preferred Shares with par value US$0.0001 per share of the Company (the “Series B-1 Preferred Shares”), a total of 1,389,064 authorized Series B-2 Preferred Shares with par value US$0.0001 per share of the Company (the “Series B-2 Preferred Shares”), a total of 7,298,927 authorized Series B-3 Preferred Shares with par value US$0.0001 per share of the Company (the “Series B-3 Preferred Shares”) and a total of 14,620,739 authorized Series B-4 Preferred Shares with par value US$0.0001 per share of the Company (the “Series B-4 Preferred Shares”, together with the Series B-1 Preferred Shares, the Series B-2 Preferred Shares, and the Series B-3 Preferred Shares, collectively the “Series B Preferred Shares”; the Series A Preferred Shares and the Series B Preferred Shares are collectively referred to as the “Preferred Shares”); the ordinary shares of the Company issuable upon conversion of the Series B-4 Preferred Shares will be collectively hereinafter referred to as the “Series B-4 Conversion Shares”, and the ordinary shares of the Company issuable upon conversion of the Preferred Shares will be collectively hereinafter referred to as the “Conversion Shares”), of which none was issued and outstanding.

(c)                                  Options, Reserved Shares. The Company has reserved 3,592,469 Ordinary Shares for issuance upon the conversion of Series A-1 Preferred Shares, 11,920,990 Ordinary Shares for issuance upon the conversion of Series A-2 Preferred Shares, 10,579,436 Ordinary Shares for issuance upon the conversion of Series B-1 Preferred Shares, 1,389,064 Ordinary Shares for issuance upon the conversion of Series B-2 Preferred Shares, 7,298,927 Ordinary Shares for issuance upon the conversion of Series B-3 Preferred Shares and 14,620,739 Ordinary Shares for issuance upon the conversion of Series B-4 Preferred Shares. Except for (i) the conversion privileges of the Preferred Shares, (ii) 20,664,408 Ordinary Shares reserved for issuance to employees pursuant to the employee stock option plans of the Company (the “ESOP”), and (iii) the preemptive rights provided in the Fourth Amended and Restated Shareholders Agreement to be entered into at the Closing and attached hereto as Exhibit C (the “Shareholders Agreement”), there are no options, warrants, conversion privileges, agreements or rights of any kind with respect to the issuance or purchase of the shares of the Company. Apart from the exceptions noted in this Section 3.02(c) and the Shareholders Agreement, no shares (including the Preferred Shares and Conversion Shares) of the Company’s outstanding share capital, or shares issuable upon exercise or exchange of any outstanding options or other shares issuable by the Company, are subject to any preemptive rights, rights of first refusal or other rights of any kind to purchase such shares (whether in favor of the Company or any other person).

(d)                                 Outstanding Security Holders. A complete and current list of all shareholders, option holders and other security holders of the Company as of the date hereof and as of the Closing Date indicating the type and number of shares, options or other securities held by each such shareholder, option holder or other security holder is set forth in Section 3.02(d) of the Disclosure Schedule. The shares of BVI 1 is 100% held by HUANG Zheng and the shares of BVI 2 is 100% held by Sun Qin.

(e)                                  No share plan, share purchase, share option or other agreement or understanding between the Company and any holder of any securities or rights exercisable or convertible for securities provides for acceleration or other changes in the vesting provisions or other terms of such agreement or understanding as the result of the occurrence of any event.

SECTION 3.03 Subsidiaries; Group Structure.

(a)                                 Except for (i) the HK Company, one hundred percent (100%) of the equity interest of which are owned by the Company, (ii) the WFOE, one hundred percent (100%) of the equity interest of which are owned by the HK Company, and (iii) the PRC Affiliate, one hundred percent (100%) of the equity interest of which are owned by the Founders, the Company does not presently own or control, directly or indirectly, any interest in any other corporation, partnership, trust, joint venture, association, or other entity. None of the PRC Companies has any subsidiaries, and neither own or control, directly or indirectly, any interest in any other corporation, partnership, trust, joint venture, association or other entity, nor maintains any offices or branches or subsidiaries.

(b)                                 Each of the PRC Companies shall possess all requisite approvals, permits and licenses for the conduct of the Principal Business as currently conducted and proposed to be conducted and for the ownership and operation of its assets and property under the applicable PRC law.

SECTION 3.04 Due Authorization.

All corporate action on the part of the Group Companies and, as applicable, their respective officers, directors and shareholders necessary for (i) the authorization, execution and delivery of, and the performance of the obligations of the Group Companies under this Agreement, the Shareholders Agreement and the various agreements, instruments or documents attached to or entered into in connection with this Agreement (collectively, “Ancillary Agreements”, and collectively with this Agreement, the Shareholders Agreement the “Transaction Documents”), the Restated Articles, the certificate of incorporation or other equivalent corporate charter documents of any of the Group Companies (collectively with the Restated Articles, the “Constitutional Documents”) and (ii) the authorization, issuance, reservation for issuance and delivery of all of the Series B-4 Purchased Shares being sold under this Agreement and of the Ordinary Shares issuable upon conversion of such Series B-4 Purchased Shares has been taken or will be taken prior to the Closing. Each of the Transaction Documents and the Constitutional Documents is or will, upon its execution be a valid and binding obligation of each Group Company enforceable in accordance with its terms, subject, as to enforcement of remedies, to applicable bankruptcy, insolvency, moratorium, reorganization and similar laws affecting creditors’ rights generally and to general equitable principles.

SECTION 3.05 Valid Issuance of Series B-4 Purchased Shares.

(a)                                 The Series B-4 Purchased Shares are, and the Series B-4 Conversion Shares when issued, sold and delivered in accordance with the terms of this Agreement will be, duly and validly issued, fully paid and non-assessable.

(b)                                 All currently outstanding capital shares of the Company are duly and validly issued, fully paid and non-assessable, and all outstanding shares,

options, warrants and other securities of the Company and each other Group Company have been issued in full compliance with the requirements of all applicable securities laws and regulations including, to the extent applicable, the registration and prospectus delivery requirements of the United States Securities Act of 1933, as amended (the “Act”), or in compliance with applicable exemptions therefrom, and all other provisions of applicable securities laws and regulations, including, without limitation, anti-fraud provisions.

SECTION 3.06 Liabilities.

Except as reflected in the Financial Statements (as defined in Section 3.15 below), no Group Company has any indebtedness for borrowed money that it has directly or indirectly created, incurred, assumed, or guaranteed, or with respect to which the Group Company has otherwise become directly or indirectly liable.

SECTION 3.07 Title to Properties and Assets.

Each Group Company has good and marketable title to its properties and assets held in each case subject to no mortgage, pledge, lien, encumbrance, security interest or charge of any kind. With respect to the property and assets it leases, except as disclosed in Section 3.07 of the Disclosure Schedule, each Group Company has obtained all necessary approvals, permits or authorizations from relevant governmental authorities and the owners of such property and assets, and is in compliance with such leases and such Group Company holds valid leasehold interests in such assets free of any liens, encumbrances, security interests or claims of any party other than the lessors of such property and assets.

SECTION 3.08 Status of Proprietary Assets.

Each Group Company (i) has independently developed and owns free and clear of all claims, security interests, liens or other encumbrances, or (ii) has a valid right or license to use, all Proprietary Assets (as defined below), including without limitation all Registered Intellectual Property (as defined below), necessary and appropriate for its business and, to the knowledge of the Seller Parties without any conflict with or infringement of the rights of others. For purpose of this Agreement, (i) “Proprietary Assets” shall mean all patents, patent applications, trademarks, service marks, trade names, domain names, copyrights, copyright registrations and applications and all other rights corresponding thereto, inventions, databases and all rights therein, all computer software including all source code, object code, firmware, development tools, files, records and data, including all media on which any of the foregoing is stored, formulas, designs, business methods, trade secrets, confidential and proprietary information, proprietary rights, know-how and processes, and all documentation related to any of the foregoing; and (ii) “Registered Intellectual Property” means all Proprietary Assets of any Group Company, wherever located, that is the subject of an application, certificate, filing, registration or other document issued by, filed with or recorded by any government authority.

Section 3.08 of the Disclosure Schedule contains a complete list of Proprietary Assets, including all Registered Intellectual Property, of each Group Company. There are no outstanding options, licenses, agreements or rights of any kind granted by any Group Company or any other party relating to any Group

Company’s Proprietary Assets, nor is any Group Company bound by or a party to any options, licenses, agreements or rights of any kind with respect to the Proprietary Assets of any other person or entity. No Group Company has received any written communications alleging that it has violated or, by conducting its business as proposed, would violate any Proprietary Assets of any other person or entity, nor, to the best knowledge of the Seller Parties, is there any reasonable basis therefor. None of the current or former officers, employees or consultants of any Group Company (at the time of their employment or engagement by a Group Company) has been or is obligated under any agreement (including licenses, covenants or commitments of any nature) or other arrangement or undertaking of any kind, or subject to any judgment, decree or order of any court or administrative agency, that would interfere with the use of his, her or its best efforts to promote the interests of such Group Company or that would conflict with the business of such Group Company as proposed to be conducted or that would prevent such officers, employees or consultants from assigning to such Group Company inventions conceived or reduced to practice in connection with services rendered to such Group Company. Neither the execution nor delivery of the Transaction Documents, nor the carrying on of the business of any Group Company by its employees, nor the conduct of the business of any Group Company as proposed, will conflict with or result in a breach of the terms, conditions or provisions of, or constitute a default under, any contract, covenant or instrument under which any of such employees is now obligated. It will not be necessary to utilize any inventions of any of the Group Companies’ employees (or people the Group Companies currently intend to hire) made prior to or outside the scope of their employment by the relevant Group Company. No government funding, facilities of any educational institution or research center, or funding from third parties has been used in the development of any Proprietary Assets of any Group Company. There shall have been no dispute on the confidentiality, non-competition or Proprietary Assets between the Founders and/or the Key Employee (as defined in Section 3.26 of the Disclosure Schedule) and their prior employers.

SECTION 3.09 Material Contracts and Obligations.

All agreements, contracts, leases, licenses, mortgages, indentures, instruments, commitments (oral or written), indebtedness, liabilities and other obligations to which each Group Company is a party or by which it or its assets is bound (each, a “Group Company Contract” and collectively, the “Group Company Contracts”) that (i) are material to the conduct and operations of its business and properties, (ii) involve any of the officers, consultants, directors, employees or shareholders of the Group Company; or (iii) obligate such Group Company to share, license or develop any product or technology are listed in Section 3.09 of the Disclosure Schedule and have been made available for inspection by each Series B-4 Purchaser and its counsel. For purposes of this Section 3.09, “material” shall mean (i) having an aggregate value, cost or amount, or imposing liability or contingent liability on any Group Company, in excess of RMB200,000 in the aggregate, or that extend for more than one year beyond the date of this Agreement, (ii) not terminable upon thirty (30) days’ notice without incurring any penalty or obligation, (iii) containing exclusivity, non-competition, or similar clauses that impair, restrict or impose conditions on any Group Company’s right to offer or sell products or services in specified areas, during specified periods, or otherwise, (iv) not in the ordinary course of business, (v) transferring or licensing any Proprietary Assets to or from any Group

Company, or (vi) an agreement the termination of which would be reasonably likely to have a Material Adverse Effect. All of the Group Company Contracts are valid, binding and enforceable obligations of the parties thereto and the terms thereof have been complied with by the relevant Group Company and all the other parties thereto.

SECTION 3.10 Litigation.

Except as disclosed in Section 3.10 of the Disclosure Schedule, there is no action, suit, proceeding, claim, arbitration or investigation (“Action”) pending or currently threatened against any of the Group Companies, any Group Company’s activities, properties or assets or against any officer, director or employee of each Group Company in connection with such officer’s, director’s or employee’s relationship with, or actions taken on behalf of any Group Company, or otherwise. To the knowledge of the Seller Parties, there is no factual or legal basis for any such Action that is likely to result, individually or in the aggregate, in any Material Adverse Effect. By way of example, but not by way of limitation, there are no Actions pending against any of the Group Companies or threatened against any of the Group Companies, relating to the use by any employee of any Group Company of any information, technology or techniques allegedly proprietary to any of their former employers, clients or other parties. None of the Group Companies is a party to or subject to the provisions of any order, writ, injunction, judgment or decree of any court or government agency or instrumentality and there is no Action by any Group Company currently pending or which it intends to initiate.

SECTION 3.11 Compliance with Laws; Consents and Permits.

None of the Seller Parties nor any shareholders of the Company is or has been in violation of any applicable statute, rule, regulation, order or restriction of any domestic or foreign government or any instrumentality or agency thereof in respect of the conduct of its business or the ownership of its properties, including but not limited to the registration requirement for the Founders’ (direct or indirect) investment in the Company under the Circular on the Management of Offshore Investment and Financing and Round-Trip Investment by Domestic Residents through Special Purpose Vehicles issued by the State Administration of Foreign Exchange (“SAFE”) on July 4, 2014 (the “Circular 37”) and any successor rule or regulation under PRC law, and the Rules for Mergers with and Acquisitions of Domestic Enterprises by Foreign Investors jointly issued by MOFCOM, the State Owned Assets Supervision and Administration Commission, the State Administration of Taxation, the State Administration of Industry and Commerce (the “SAIC”), the China Securities Regulatory Commission and SAFE on August 8, 2006 (as amended on June 22, 2009 and from time to time) (the “Order No.10”)) of any domestic or foreign government or any instrumentality or agency thereof in respect of the conduct of its business or the ownership of its properties. Except as disclosed in Section 3.11 of the Disclosure Schedule, all consents, licenses, permits, approvals, orders, authorizations or registrations, qualifications, designations, declarations or filings by or with any governmental authority (the “Permits”) and any third party (collectively with the Permits, the “Consents”) which are required to be obtained or made by each Group Company in connection with the consummation of the transactions contemplated hereunder shall have been obtained or made prior to and shall be fully effective as of the Closing. Each Group Company has all franchises, permits, licenses and any similar authority necessary for the conduct of its business as currently conducted and proposed to be conducted, the absence of which would be reasonably likely to have a Material Adverse Effect. None of the Group Companies is in default under any of such franchises, permits, licenses or other similar authority.

SECTION 3.12 Compliance with Other Instruments and Agreements.

None of the Group Companies is or has been in, nor shall the conduct of its business as currently or proposed to be conducted result in, violation, breach or default of any term of its Constitutional Documents of the respective Group Company, or in any material respect of any term or provision of Group Company Contract or of any provision of any judgment, decree, order, statute, rule or regulation applicable to or binding upon the Group Company. None of the activities, agreements, commitments or rights of any Group Company is ultra vires or invalid, or unauthorized. The execution, delivery and performance of and compliance with the Transaction Documents and the consummation of the transactions contemplated hereby and thereby, will not result in any such violation, breach or default, or be in conflict with or constitute, with or without the passage of time or the giving of notice or both, either a default under any Group Company’s Constitutional Documents or any Group Company Contract, or a violation of any statutes, laws, regulations or orders, or an event which results in the creation of any lien, charge or encumbrance upon any asset of any Group Company.

SECTION 3.13 Registration Rights.

Except as provided in the Shareholders Agreement, no Seller Party has granted or agreed to grant any person or entity any registration rights (including piggyback registration rights) with respect to, nor is the Company obliged to list, any of the Company’s shares (or the shares of the PRC Companies) on any securities exchange. Except as contemplated under this Agreement, the Shareholders Agreement and the restructuring documents entered into between the WFOE on one hand, and the PRC Affiliate and/or its equity interest holders on the other hand, there are no voting or similar agreements which relate to the share capital of the Company or any of the equity interests of the PRC Companies.

SECTION 3.14 Financial Advisor Fees.

There exists no agreement or understanding between any Group Company and any investment bank or other financial advisor under which such Group Company may owe any brokerage, placement or other fees relating to the offer or sale of the Series B-4 Purchased Shares.

SECTION 3.15 Financial Statements.

The management accounts of the PRC Companies for the respective periods from its inception to March 31, 2016 (the management accounts and any notes thereto are hereinafter referred to as the “Financial Statements” and March 31, 2016, the “Financial Statements Date”) are (a) in accordance with the books and records of the PRC Companies, (b) true, correct and complete and present fairly the financial condition of the PRC Companies at the date or dates therein indicated and the results of operations for the period or periods therein specified, and (c) have been prepared in accordance with PRC generally accepted accounting principles (“PRC GAAP”) applied on a consistent basis, except as to the unaudited consolidated financial statements, for the omission of notes thereto and normal year-end audit adjustments. Specifically, but not by way of limitation, the respective balance sheets of the Financial Statements disclose the PRC Companies’ respective debts, liabilities and obligations of any nature, whether due or to become due, as of their respective dates (including, without limitation, absolute liabilities, accrued liabilities, and contingent liabilities) to the extent such debts, liabilities and obligations are required to be disclosed in accordance with PRC GAAP. The PRC Companies have good and marketable title to all assets set forth on the balance sheets of the respective Financial Statements, except for such assets as have been spent, sold or transferred in the ordinary course of business since their respective dates. None of the Group Companies is a guarantor or indemnitor of any indebtedness of any other person or entity. Each Group Company maintains and will continue to maintain a standard system of accounting established and administered in accordance with generally accepted accounting principles as required in the jurisdiction where it is incorporated.

SECTION 3.16 Activities since Financial Statements Date.

Since the Financial Statements Date, with respect to each Group Company, there has not been:

(a)           any change in the assets, liabilities, financial condition or operating results of the Group Company from that reflected in the Financial Statements, except changes in the ordinary course of business that have not been, in the aggregate, materially adverse;

(b)           any material change in the contingent obligations of the Group Company by way of guarantee, endorsement, indemnity, warranty or otherwise;

(c)           any damage, destruction or loss, whether or not covered by insurance, materially and adversely affecting the assets, properties, financial condition, operating results, prospects or business of the Group Company (as presently conducted and as presently proposed to be conducted);

(d)           any waiver by the Group Company of a material valuable right or of a material debt;

(e)           any satisfaction or discharge of any lien, claim or encumbrance or payment of any obligation by the Group Company, except such satisfaction, discharge or payment made in the ordinary course of business that would not have a Material Adverse Effect;

(f)            any material change or amendment to a material contract or arrangement by which the Group Company or any of its assets or properties is bound or subject, except for changes or amendments which are expressly provided for or disclosed in this Agreement;

(g)           any material change in any compensation arrangement or agreement with any present or prospective employee, contractor or director;

(h)           any sale, assignment or transfer of any Proprietary Assets or other material intangible assets of the Group Company;

(i)            any resignation or termination of any key officer or employee of the Group Company;

(j)            any mortgage, pledge, transfer of a security interest in, or lien created by the Group Company, with respect to any of the Group Company’s properties or assets, except liens for taxes not yet due or payable;

(k)           any debt, obligation, or liability incurred, assumed or guaranteed by the Group Company in excess of RMB 100,000 per annum or in excess of RMB 100,000 in the aggregate other than in the ordinary course of business;

(l)            any declaration, setting aside or payment or other distribution in respect of any of the Group Company’s share capital, or any direct or indirect redemption, purchase or other acquisition of any of such share capital by the Group Company;

(m)          any failure to conduct business in the ordinary course, consistent with the Group Company’s past practices;

(n)           any transactions of any kind with any of its officers, directors or employees, or any members of their immediate families, or any entity controlled by any of such individuals;

(o)           any other event or condition of any character which could reasonably be expected to have a Material Adverse Effect; or

(p)           any agreement or commitment by the Group Company or any Seller Party to do any of the things described in this Section 3.16.

SECTION 3.17 Anti-Corruption Law Compliance.

None of the Group Companies or, to the knowledge of the Seller Parties, any director, officer, agent, employee, or any other person acting for or on behalf of any Group Company, has violated the United States Foreign Corrupt Practices Act (the “FCPA”), anti-corruption laws of the PRC or other applicable laws, nor has any of the above Person offered, paid, promised to pay, or authorized the payment of any money, or offered, given, promised to give, or authorized the giving of anything of value, to any government official or to any person under circumstances where there is a high probability that all or a portion of such money or thing of value would be offered, given or promised, directly or indirectly, to any government official, for the purpose of:

(a)           (i) influencing any act or decision of such government official in his official capacity, (ii) inducing such government official to do or omit to do any act in relation to his lawful duty, (iii) securing any improper advantage, or (iv) inducing such government official to influence or affect any act or decision of any governmental authority; or

(b)           assisting any Group Company in obtaining or retaining business for or with, or directing business to any Group Company.

SECTION 3.18 Tax Matters.

(i) The provisions for taxes in the respective Financial Statements are sufficient for the payment of all accrued and unpaid applicable taxes of the covered Group Company, whether or not assessed or disputed as of the date of each such balance sheet; (ii) there have been no examinations or audits of any tax returns or reports by any applicable governmental agency; (iii) each Group Company has duly filed all tax returns required to have been filed by it and paid all taxes shown to be due on such returns; each Group Company is not subject to any waivers of applicable statutes of limitations with respect to taxes for any year. Since the Financial Statements Date, none of the Group Companies has incurred any taxes, assessments or governmental charges other than in the ordinary course of business and each Group Company has made adequate provisions on its books of account for all taxes, assessments and governmental charges with respect to its business, properties and operations for such period.

SECTION 3.19 CFC or PFIC Matters

None of the Group Companies is or has ever been or expects to become a “Controlled Foreign Corporation (“CFC”)” or a “Passive Foreign Investment Company (“PFIC”)”, as such terms are defined in the Section 1297 of the United States Internal Revenue Code of 1986, as amended (the “Code”) for the current taxable year or any future taxable year. The Company is currently and at all times will be classified as a corporation (and not as a partnership) for U.S. federal income tax purposes and that it will not take any action (including the making of any election) inconsistent with such classification as a corporation.

SECTION 3.20 Interested Party Transactions.

Except as disclosed in Section 3.20 of the Disclosure Schedule, no Seller Party, officer or director of a Group Company or any “Affiliate” or “Associate’ (as those terms are defined in Rule 405 promulgated under the Act) of any such person has any agreement (whether oral or written), understanding, proposed transaction with, or is indebted to, any Group Company, nor is any Group Company indebted (or committed to make loans or extend or guarantee credit) to any of such persons (other than for accrued salaries, reimbursable expenses or other standard employee benefits). No officer or director of a Seller Party has any direct or indirect ownership interest in, or any agreement or other arrangement or undertaking, whether oral or written, with, any firm or corporation with which a Group Company is affiliated or with which a Group Company has a business relationship, or any firm or corporation that competes with a Group Company. No Affiliate or Associate of any officer or director of a Seller Party is directly or indirectly interested in any contract with a Group Company. No officer or director of a Group Company or any Affiliate or Associate of any such person has had, either directly or indirectly, an interest in: (a) any person or entity which purchases from or sells, licenses or furnishes to a Group Company any goods, property, intellectual or other property rights or services; or (b) any contract or agreement to which a Group Company is a party or by which it may be bound or affected. There is no agreement between any shareholder of the Company with respect to the ownership or control of any Group Company.

SECTION 3.21 Environmental and Safety Laws.

None of the Group Companies is in violation of any applicable statute, law, or regulation relating to the environment or occupational health and safety and no material expenditures are or will be required in order to comply with any such existing statute, law or regulation.

SECTION 3.22 Employee Matters.

Except as disclosed in Section 3.22 of the Disclosure Schedule, the Group Companies have complied in all material aspects with all applicable employment and labor laws. The Group Companies are not aware that any officer or Key Employees (as defined in Section 3.26 of the Disclosure Schedule) intends to terminate their employment with any Group Company, nor does any Group Company have a present intention to terminate the employment of any officer or key employee. Except as otherwise disclosed to the Series B-4 Purchasers in Section 3.22 of the Disclosure Schedule, the Group Companies are not party to or bound by any currently effective incentive plan, profit sharing plan, retirement agreement or other employee compensation agreement. All of the current employees of the Group Companies have entered into employment agreements and confidentiality, non-competition and intellectual property rights agreements in form and substance reasonably satisfactory to the Series B-4 Purchasers.

SECTION 3.23 Exempt Offering.

The offer and sale of the Series B-4 Purchased Shares under this Agreement, and the issuance of the Series B-4 Conversion Shares upon conversion thereof are or shall be exempt from the registration requirements and prospectus delivery requirements of the Act, and from the registration or qualification requirements of any other applicable securities laws and regulations.

SECTION 3.24 No Other Principal Business.

The Company was formed solely to acquire and hold an equity interest in the HK Company, and since its formation has not engaged in any business and has not incurred any liability in the course of its business of acquiring and holding its equity interest in the HK Company. The HK Company was formed solely to acquire and hold an equity interest in the WFOE, and since its formation has not engaged in any business and has not incurred any liability in the course of its business of acquiring and holding its equity interest in the WFOE. The WFOE and the PRC Affiliate are engaged solely in the Principal Business and have no other activities.

SECTION 3.25 Minute Books.

The minute books of each Group Company with regard to the material matters or material transactions since its time of formation have been made available to the Series B-4 Purchasers and each such minute books contains a complete summary of all meetings and actions taken by directors and shareholders or owners of such Group Company, and reflects all transactions referred to in such minutes accurately in all material respects.

SECTION 3.26 Obligations of Management.

Each of the key employees identified in Section 3.26 of the Disclosure Schedule (the “Key Employees”) is currently devoting his or her full working time to the conduct of the Principal Business of a Group Company or the Group Companies. No Seller Party is aware that any Key Employee is planning to work less than full time at a Group Company in the future. None of the Founders or the Key Employees is currently working for a competitive enterprise, whether or not such person is or will be compensated by such enterprise.

SECTION 3.27 Disclosure.

Each Seller Party has fully provided each Series B-4 Purchaser with all the information that such Series B-4 Purchaser has requested for deciding whether to purchase the Series B-4 Purchased Shares and all information that each Seller Party reasonably believes is necessary or relevant to enable each Series B-4 Purchaser to make an informed investment decision. No representation or warranty by any Seller Party in this Agreement and no information or materials provided by any Seller Party to the Series B-4 Purchasers in connection with the negotiation or execution of this Agreement or any agreement contemplated hereby contains or will contain any untrue statement of a material fact, or omits or will omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances in which they are made, not misleading. No financial forecasts or forward-looking statements in any business plans or other materials provided by any Seller Party to the Series B-4 Purchasers have been prepared based on unreasonable assumptions.

SECTION 3.28 Other Representations and Warranties Relating to the PRC Companies.

(a)           The Constitutional Documents and all Consents necessary or appropriate for the PRC Companies are valid, have been duly approved or issued (as applicable) by competent PRC authorities or other applicable parties and are in full force and effect.

(b)           All consents, approvals, authorizations or licenses required under PRC law for the due and proper establishment and operation of the PRC Companies have been duly obtained from the relevant PRC authorities and are in full force and effect.

(c)           All filings and registrations with the PRC authorities required in respect of the PRC Companies and their operations, including but not limited to the registrations with the Ministry of Commerce, the State Administration of Industry and Commerce, the State Administration for Foreign Exchange, or their respective local counterparts, tax bureau, customs and other authorities, have been duly completed in accordance with the relevant rules and regulations.

(d)           The registered capital of the PRC Affiliate has been fully paid up in accordance with the schedule of payment stipulated in its articles of association, approval document, certificate of approval and legal person business license and in compliance with PRC Laws and regulations, and there is no outstanding capital contribution commitment. There are no outstanding rights, or commitments made by any Group Company or any Founder to sell any of its equity interest in the PRC Companies.

(e)           None of the PRC Companies is in receipt of any letter or notice from any relevant authority notifying revocation of any permits or licenses issued to it for noncompliance or the need for compliance or remedial actions in respect of the activities carried out directly or indirectly by it.

(f)            Each of the PRC Companies has been conducting and will conduct its business activities within the permitted scope of business or is otherwise operating its business in full compliance with all relevant legal requirements and with all requisite licenses, permits and approvals granted by competent PRC authorities.

(g)           In respect of any Permits requisite for the conduct of any part of the Principal Business of the PRC Companies which are subject to periodic renewal, no Seller Party has any reason to believe that such requisite renewals will not be timely granted by the relevant PRC authorities.

(h)           The PRC Companies have complied with all applicable PRC labor laws and regulations in all material respects, including without limitation, laws and regulations pertaining to welfare funds, social benefits, medical benefits, insurance, retirement benefits, and pensions.

(i)            All PRC regulatory and corporate authorizations and approvals, necessary or appropriate for the consummation of the transactions contemplated herein have been duly obtained, and such authorizations and approvals currently, or will be as of the Closing, valid and subsisting under PRC law and in accordance with their respective terms.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF THE SERIES B-4 PURCHASERS

Each Series B-4 Purchaser hereby represents and warrants to the Company as follows:

SECTION 4.01        Organization.

Each Series B-4 Purchaser is duly organized, validly existing and in good standing under the laws of the jurisdiction under which it is organized.

SECTION 4.02        Authorization.

Each Series B-4 Purchaser has all requisite power, authority and capacity to enter into the Transaction Documents, and to perform its obligations hereunder and thereunder. This Agreement has been duly authorized, executed and delivered by each Series B-4 Purchaser. This Agreement and the Shareholders Agreement, when executed and delivered by each Series B-4 Purchaser, will constitute valid and legally binding obligations of each Series B-4 Purchaser, subject, as to enforcement of remedies, to applicable bankruptcy, insolvency, moratorium, reorganization and similar laws affecting creditors’ rights generally and to general equitable principles.

SECTION 4.03        Purchase for Own Account.

The Series B-4 Purchased Shares and the Series B-4 Conversion Shares will be acquired for each Series B-4 Purchaser’s own account, not as a nominee or agent, and not with a view to or in connection with the sale or distribution of any part thereof.

ARTICLE V

COVENANTS OF THE SELLER PARTIES

Each of the Seller Parties covenants to each Series B-4 Purchaser as follows:

SECTION 5.01 Use of Proceeds from the Sale of Series B-4 Purchased Shares.

The Group Companies will use the proceeds from the issuance and sale of the Series B-4 Purchased Shares for the needs of the Principal Business.

SECTION 5.02 Availability of Ordinary Shares.

The Company hereby covenants that at all times there shall be made available, free of any liens, for issuance and delivery upon conversion of the Series B-4 Purchased Shares such number of Ordinary Shares or other shares in the share capital of the Company as are from time to time issuable upon conversion of the Series B-4 Purchased Shares from time to time, and will take all steps necessary to increase its authorized share capital to provide for sufficient number of Ordinary Shares issuable upon conversion of the Series B-4 Purchased Shares.

SECTION 5.03 Business of the BVI Companies, the Company and the HK Company

The business of the BVI Companies shall be restricted to the holding of shares or equity interest in the Company. Except as otherwise approved by the holders of more than two-thirds (2/3) of the then issued and outstanding Series A Preferred Shares and holders of more than seventy-five percent (75%) of the then issued and outstanding Series B Preferred Shares (calculated on an as-converted and fully-diluted basis) and prior written approval of directors of the Company (including at least one affirmative vote of the director appointed by Banyan Partners Fund II, L.P. (the “Banyan Director”) or the director appointed by Sun Vantage (the “Series B-4 Director” , together with the Banyan Director, the “Series B Directors”, and each a “Series B Director”)), the business of the Company and the HK Company shall be restricted to the holding of shares or equity interest in the HK Company or the WFOE, respectively.

SECTION 5,04 Business of the Group Companies.

Prior to entering into any proposed new business other than those in the scope of the Principal Business, each Seller Party shall use its best efforts and take all necessary actions to implement and carry out the new business plan subject to the prior written approval of the holders of more than two-thirds (2/3) of the then issued and outstanding Series A Preferred Shares and holders of more than seventy-five percent (75%) of the then issued and outstanding Series B Preferred Shares (calculated on an as-converted and fully-diluted basis) and prior written approval of directors of the Company (including at least one affirmative vote of the Series B Director), including, without limitation, hiring key employees, renting office space, employing legal and technical consultants and undertaking other customary business activities. From the Closing and until the new business plan is duly amended in accordance with all necessary procedures, the business of the Group Companies shall be limited to the Principal Business.

SECTION 5.05 Use of Series B-4 Purchasers’ Name or Logo.

Without the prior written consent of each Series B-4 Purchaser, and whether or not such Series B-4 Purchaser is then the shareholder of the Company, none of the Group Companies, their shareholders (excluding the Series B-4 Purchasers), nor the Founders shall use, publish or reproduce the name of each Series B-4 Purchaser or any similar names, trademarks or logos in any of their marketing, advertising or promotion materials or otherwise for any marketing, advertising or promotional purposes, except for the fact of the equity investments and shareholding in the Group Companies by such Series B-4 Purchaser (and in any such case shall not disclose the aggregate or individual investment amounts, pricing or ownership percentage, or any of the term of the Transaction Documents).

SECTION 5.06 Employment Agreement and Confidentiality, Non-Competition and Intellectual Property Rights Agreement.

The Group Companies shall cause all of their respective future employees to enter into its standard form employment agreement and confidentiality, non-competition and intellectual property rights agreement in form and substance reasonably satisfactory to each Series B-4 Purchaser.

SECTION 5.07 Accrual Accounting.

As soon as practicable after Closing, the Group Companies shall establish and maintain the accounting policies and financial system in full compliance with all applicable laws and regulations and to each Series B-4 Purchaser’ satisfaction, and prepare all the financial statements in accordance with the international financial reporting standards acceptable to the Series B-4 Purchasers.

SECTION 5.08 Intellectual Property Rights.

As soon as practically possible following the Closing, the Group Companies shall, and the Founders shall cause the Group Companies to have all the intellectual property rights necessary for the operation of the Group Companies registered under the name of the WFOE, except for those domain names which needs to be registered under the PRC Affiliate for the conduct of its business. The Group Companies shall establish and maintain appropriate intellectual inspection system to protect the intellectual property of the Group Companies. The Group Companies shall, and the Founders shall cause the Group Companies to, make reasonable commercial efforts to fully comply with the laws and regulations in respect of the protection of the intellectual property.

SECTION 5.09 Regulatory Compliance.

The Founders and each Group Company shall comply with all applicable laws and regulations in the PRC in connection with the operations of the Group Companies in all material respects. Each Seller Party shall cause all shareholders of each Group Company, and any successor entity or controlled affiliate of any Group Company to, timely complete all required registrations and other procedures with applicable governmental authorities (including without limitation Circular 37) as and when required by applicable laws and regulations. The Seller Parties shall ensure that, each entity described above and its respective shareholders are in compliance with such requirements and that there is no barrier to repatriation of profits, dividends and other distributions from the WFOE (or any successor entity) to the Company.

SECTION 5.10 Lock up.

Subject to the terms and conditions hereof, following the Qualified Initial Public Offering (as such term is defined in the Shareholders Agreement) of the Company, the Founders and the Founder Holding Companies, as the principal and management holder of Ordinary Shares shall be subject to any customary lock-up period to the extent requested by the lead underwriter of securities of the Company in connection with the registration relating to such initial public offering.

SECTION 5.11 Non-Compete.

Each Founder hereof undertakes to the Series B-4 Purchasers that, unless with prior written approval of the Series B-4 Purchasers or continuing to engage any business that has already been established or engaged by the Founders prior to the date hereof, neither he nor any of his Affiliates (as defined below) will independently establish or participate in the establishment of any entity which is in direct competition with the Principal Business within the period the relevant Founder is a direct or indirect shareholder in the Company and 24 months after the relevant Founder ceases to be a direct or indirect shareholder in the Company.

The term “Affiliate” means, (i) with respect to any individual, corporation, partnership, association, trust, or any other entity (in each case, a “Person”), any Person which, directly or indirectly, controls, is controlled by or is under common control with such Person, including, without limitation any member, general partner, officer or director of such Person and any venture capital fund now or hereafter existing which is controlled by or under common control with one or more general partners or shares the same management company with such Person; and (ii) each immediate member of the family (including spouse, children and parents) of each of the individuals referred to in subsection(i) above.

SECTION 5.12 No Engagement.

Until the first anniversary of a Qualified Initial Public Offering, each of the Founders (i) shall not by himself or through his Affiliate establish, as the founder or controlling shareholder, any business irrelevant to the Principal Business unless with prior written approval of the Series B-4 Purchasers or continuing to engage any business that has already been established or engaged by the Founders prior to the date hereof; and (ii) shall devote all his professional time to attend the Principal Business.

SECTION 5.13 File of Articles.

Within thirty (30) business days following the Closing, the Restated Articles (in the form attached hereto as Exhibit A) together with the special or written shareholders resolution on approving its adoption shall have been duly filed with the Registrar of Companies in the Cayman Islands and shall provide the Series B-4 Purchasers a copy of the filed Restated Articles for record.

SECTION 5.14 Employee Matters.

The PRC Companies shall comply with all applicable PRC labor laws and regulations in all material respects, including without limitation, laws and regulations pertaining to welfare funds, social benefits, medical benefits, insurance, retirement benefits, and pensions.

SECTION 5.15 Tax Matters.

The Group Companies shall comply with all applicable tax laws and regulations in all material respects, including without limitation, laws and regulations pertaining to income tax, value added tax and business tax.

SECTION 5.16 Tax Indemnity.

The Seller Parties hereby jointly and severally undertake to pay to the Series B-4 Purchasers on demand an amount equal to the amount of any diminution in the value of the Series B-4 Purchased Shares or the Series B-4 Conversion Shares, and to indemnify the Series B-4 Purchasers against any and all losses, liabilities, damages, suits, obligations, judgments or settlements or any kind (including, without limitation, all reasonable legal costs, costs of recovery and other expenses incurred by the Series B-4 Purchasers), in each case resulting from any claim of taxation (including those resulting from cancellation or reclamation of tax benefits of any kind relating to the Group Companies) arising from an event that occurred or is deemed to have occurred prior to the Closing.

SECTION 5.17 Purchase of the PRC Affiliate.

As soon as practicable and in any event within one hundred and thirty-five (135) days following the Closing, the PRC Affiliate shall complete change of registration with competent counterpart of SAIC with regard to the equity interest transfer pursuant to Section 6.12 hereof, and the new shareholders of the PRC Affiliate shall enter into equity interest pledge agreement, shareholders’ voting right proxy agreement and the purchase option agreement with the WFOE and the PRC Affiliate in form and substance to the satisfactory of the Series B-4 Purchasers and the registration of equity interest pledge contemplated thereunder shall also be completed.

SECTION 5.18 Value-added Telecommunication Business of Shanghai Xunmeng

As soon as practicable and in any event within one hundred and thirty-five (135) days following the Closing, Shanghai Xunmeng shall be registered with the competent branch SAIC as a subsidiary wholly owned by the PRC Affiliate, and the PRC Affiliate shall authorize Shanghai Xunmeng to use its value-added telecommunication license and obtain approval from Zhejiang Telecommunication Bureau for such authorization.

SECTION 5.19 Spin-off of Shanghai Xurrmeng’s Game Business

As soon as practicable and in any event within one hundred and thirty-five (135) days following the Closing, the assets, liabilities and contracts in relation to the game business of Shanghai Xunmeng shall be spun-off from Shanghai Xunmeng in a manner satisfactory to the Series B-4 Purchasers.

SECTION 5.20 Registration of “拼好货.com” Trademark

As soon as practicable after the Closing and in any event within one hundred and thirty-five (135) days following the Closing, the WFOE shall apply for registration of trademark of “拼好货.com”.

SECTION 5.21 Filing for Leased Properties

The PRC Companies shall use its reasonable efforts to make filings for their respective leased properties with local Housing Administration Bureau as soon as practicable following the Closing.

SECTION 5.22 Transfer of Wechat Fans/Users

All of the fans/users of wechat accounts of “拼好货” and “拼好货商城” registered under the name of Suzhou Lebei Network Technology Co., Ltd. (“Suzhou Lebei”) shall be transferred to wechat accounts registered under the name of the PRC Affiliate before December 31, 2016. The Company shall procure Suzhou Lebei to unregister the wechat accounts of “拼好货” and “拼好货商城” immediately after the transfer of fans/users is completed and the Principal Business shall at all times be operated on the platforms under the relevant Group Company’s name.

SECTION 5.23 Close of Business of “拼拼小站”

As soon as practicable and in any event within six (6) months following the Closing, the business of “拼拼小站” outside the Guangdong province and Shenzhen municipality (the list of stores of “拼拼小站” is attached hereto as

Exhibit F) shall be closed, and all contracts entered into by the PRC Companies with respect to the business of “拼拼小站” outside the Guangzhou province shall be terminated.

SECTION 5.24 Agreement with Hangzhou Tuguan Technology Co., Ltd. (“Hangzhou Tuguan”) and Hangzhou Tuxian Logistics Co., Ltd. (“Hangzhou Tuxian”)

As soon as practicable and in any event within one hundred and thirty-five (135) days following the Closing, the PRC Affiliate shall enter into detailed and fair value cooperation agreements with Hangzhou Tuguan and Hangzhou Tuxian in form and substance to the satisfactory of the Series B-4 Purchasers with regard to storage and logistics of goods.

SECTION 5.25 Agreement with Shanghai Lemai Network Technology Co., Ltd. (“Shanghai Lemai”)

The WFOE shall enter into agreement with Shanghai Lemai in form and substance to the satisfactory of the Series B-4 Purchasers with regard to the sublease of Room 1107, No, 1258 YuyuanRoad, Changning, Shanghai.

SECTION 5.26 Appointment of Directors

The filing of new directors of PRC Companies with competent counterpart of SAIC pursuant to Section 6.15 hereof shall have been completed as soon as possible and in any event within one (1) month following the Closing.

SECTION 5.27 Licenses and Permits.

As soon as practicable, the Group Companies shall, and the Founders shall cause the Group Companies to obtain all necessary permits and licenses in full compliance with applicable laws for the conduct of their business as currently conducted and as proposed to be conducted.

SECTION 5.28 Anti-Bribery, Anti-Corruption.

The Company shall not, and shall not permit any of its subsidiaries or affiliates or any of its or their respective directors, officers, managers, employees, independent contractors, representatives or agents to promise, authorize or make any payment to, or otherwise contribute any item of value to, directly or indirectly, to any third party, including any Non-U. S. Official, in each case, in violation of the FCPA, the U.K. Bribery Act, or any other applicable anti-bribery or anti-corruption law. The Company shall, and shall cause each of its subsidiaries and affiliates to cease all of its or their respective activities, as well as remediate any actions taken by the Company, its subsidiaries or affiliates, or any of their respective directors, officers, managers, employees, independent contractors, representatives or agents in violation of the FCPA, the U.K. Bribery Act, or any other applicable anti-bribery or anti-corruption law. The Company shall, and shall cause each of its subsidiaries and affiliates to maintain systems of internal controls (including, but not limited to, accounting systems, purchasing systems and billing systems) to ensure compliance with the

FCPA, the U.K. Bribery Act, or any other applicable anti-bribery or anti-corruption law.

SECTION 5.29 Intellectual Property License Agreement

As soon as practicable and in any event within one hundred and thirty-five (135) days following the Closing, the WFOE and the PRC Affiliate shall enter into an intellectual property license agreement in a form and substance to the satisfaction of the Series B-4 Purchasers pursuant to which the WFOE shall license the intellectual properties owned by it to the PRC Affiliate and the PRC Affiliate shall pay relevant license fees to the WFOE in return.

SECTION 5.30 Future Investments.

If the Company obtains any further financing by issuance or sale of equity securities of the Company to any third party (the “Next Round Financing”) after Closing, the Sun Vantage is entitled to co-invest in the Next Round Financing according to the then pre-money valuation of the Company. The Company and Founders hereby agree that if the Sun Vantage choose to participate in the Next Round Financing, the actual purchase price to be paid by the Sun Vantage in the Next Round Financing shall be deducted by USD300,000 for every investment amount of USD 1,000,000, but the total deducted amount shall not exceed USD2,400,000. Notwithstanding the foregoing, if the purchase price per share after such deduction is less than the purchase price per share paid by Sun Vantage under this Agreement, the purchase price per share to be paid by Sun Vantage in such Next Round Financing shall be increased to the one equal to the amount under this Agreement.

SECTION 5.31 Transfer of “yangkeduo.com”.

As soon as practicable after the Closing and in any event within one hundred and thirty-five (135) days following the Closing, Shanghai Xunmeng shall enter into an agreement with DING Li, pursuant to which the domain name of “yangkeduo.com” shall be transferred to Shanghai Xunmeng at nil consideration.

SECTION 5.32 Labor Contracts of Shanghai Xunmeng.

As soon as practicable after the Closing and in any event within one hundred and thirty-five (135) days following the Closing, Shanghai Xunmeng shall enter into labor contract with all of its employee (including but not limited to SHI Xuzhou) to the satisfactory of the Series B-4 Purchasers.

SECTION 5.33 Change of Business Scope of the PRC Affiliate.

As soon as practicable after the Closing and in any event within one hundred and thirty-five (135) days following the Closing, the business of “online data process” and “information service” as shown on the PRC Affiliate’s value-added telecommunication service license shall be added to the business scope of the PRC Affiliate as shown on its business license.

ARTICLE VI

CONDITIONS OF SERIES B-4 PURCHASERS’ OBLIGATIONS AT CLOSING

The obligation of the Series B-4 Purchasers to purchase the Series B-4 Purchased Shares at the Closing is subject to the fulfillment, to the satisfaction of each Series B-4 Purchaser (or waiver thereof by it) on or prior to the Closing Date, of the following conditions:

SECTION 6.01 Representations and Warranties True and Correct.

The representations and warranties made by the Seller Parties in Article III hereof shall be true and correct and complete in all material respects when made, and shall be true and correct and complete in all material respects as of the Closing Date with the same force and effect as if they had been made on and as of such date, subject to changes contemplated by this Agreement.

SECTION 6.02 Performance of Obligations.

Each Seller Party shall have performed and complied with all agreements, obligations and conditions contained in this Agreement that are required to be performed or complied with by it on or before the Closing.

SECTION 6.03 Proceedings and Documents.

All corporate and other proceedings in connection with the transactions contemplated hereby and all documents and instruments incident to such transactions shall be satisfactory in substance and form to the Series B-4 Purchasers, and the Series B-4 Purchasers shall have received all such counterpart originals or certified or other copies of such documents as they may reasonably request.

SECTION 6.04 Approvals, Consents and Waivers.

Each Group Company shall have obtained any and all approvals, consents and waivers necessary for consummation of the transactions contemplated by this Agreement, including, but not limited to, (i) all permits, authorizations, approvals, consents or permits of any governmental authority or regulatory body, and (ii) the waiver by the existing shareholders of the Company of any anti-dilution rights, rights of first refusal, preemptive rights and all similar rights in connection with the issuance of the Series B-4 Purchased Shares at the Closing.

SECTION 6.05 Compliance Certificate.

At the Closing, the Company shall deliver to the Series B-4 Purchasers certificates, dated the date of the Closing, signed by the Company’s president or director, the legal representative of each Seller Party certifying that the conditions specified in Article VI have been fulfilled in all material respects and stating that there shall have been no material adverse change in the business, affairs, prospects, operations, properties, assets or conditions of the Group Companies since the date of this Agreement (in the form attached hereto as Exhibit D).

SECTION 6.06 Amendment to Constitutional Documents.

The Restated Articles (in the form attached hereto as Exhibit A) shall have been duly adopted by the Company by all necessary corporate action of its Board of Directors and its shareholders.

SECTION 6.07 Directors

All requisite proceedings of the Company shall have been taken so that immediately upon the Closing, the board of directors of the Company will consist of five (5) members, and the Sun Vantage shall be entitled to appoint one (1) member of the board of directors of the Company.

SECTION 6.08 Execution of Shareholders Agreement.

The Company shall have delivered to each Series B-4 Purchaser the Shareholders Agreement (in the form attached hereto as Exhibit C), duly executed by the Company and all other parties thereto (except for the Series B-4 Purchasers).

SECTION 6.09 Issuance of New Shares by the Samoa Company

The Samoa Company shall issue new shares to BVI1 and upon which the shareholders of the Samoa Company shall be Zheng Yufen holding 54.373% shares of the Samoa Company and BVI1 holding 45.627% shares of the Samoa Company. The Series B-4 Purchasers shall have received a copy of the Samoa Company’s register of members, certified by the registered agent of the Samoa Company as true and complete as of the date of the Closing, updated to show such share issuance. All the entrustments with respect to the shares of the Samoa Company and the Company shall be cancelled.

SECTION 6.10 Transfer of Shanghai Xunmeng

The PRC Affiliate and shareholders of Shanghai Xunmeng (namely, GU Yanping and CAI Hualin) shall have entered into an equity transfer agreement in a form and substance to the satisfaction of the Series B-4 Purchasers, pursuant to which all of the equity interests of Shanghai Xunmeng held by GU Yanping and CAI Hualin shall be transferred to the PRC Affiliate at a purchase price equals to the net assets value of the business of “拼多多” of Shanghai Xunmeng which value has been audited by an auditor appointed by the Series B-4 Purchasers (the “Xunmeng Acquisition”). Following the Xunming Acquisition, Shanghai Xunmeng shall become a subsidiary of the PRC Affiliate.

SECTION 6.11 Undertaking by Hangzhou Tuguan

The Company shall have delivered to the Series B-4 Purchasers an undertaking executed by Hangzhou Tuguan and Hangzhou Tuxian in a form and substance to the satisfaction of the Series B-4 Purchasers, confirming that the PRC Companies and the Series B-4 Purchasers have the right to inspect and exam the financial statements of Hangzhou Tuguan and its affiliates until December 31, 2016.

SECTION 6.12 Purchase of PRC Affiliate

The PRC individual as a nominee appointed by the Sun Vantage shall have entered into an equity interest transfer agreement with SUN Qin, pursuant to which the nominee shall hold certain equity interest in the PRC Affiliate through equity interest transfer by SUN Qin, without payment of any consideration or minimum consideration as legally permissible under the PRC law (in case such minimum consideration is required and paid by the Sun Vantage or its nominee, the Founders shall make full reimbursement of such consideration to Sun Vantage or its nominee), so that its shareholding percentage in the PRC Affiliate will equal to the respective shareholding in the Company of Sun Vantage (calculated on an as-converted and fully-diluted basis).

SECTION 6.13 Appointment of Directors

The amendments to articles of association, or the new articles of association of the Group Companies (other than the Company), as applicable, the Appointment Letters for new directors and shareholders’ resolution of each of the Group Companies (other than the Company) reflecting the composition of the boards of directors being identical to that of the board of directors of the Company shall have been delivered to the Sun Vantage.

SECTION 6.14 Legal Opinions

The Series B-4 Purchasers shall have received (i) a Cayman legal opinion issued by a qualified Cayman Islands legal counsel to the Company and (ii) a PRC legal opinion issued by a qualified PRC legal counsel to the Company, each in a form and substance to the satisfactory of the Series B-4 Purchasers.

SECTION 6.15 Good Standing

The Series B-4 Purchasers shall have received a certificate of good standing issued by the Registrar of Companies of the Cayman Islands certifying that the Company was duly constituted, paid all required fees and is in good standing.

SECTION 6.16 Due Diligence

The Series B-4 Purchasers shall have performed all business, technical, legal and financial due diligence on the Group Companies and the results of which are satisfactory to the Series B-4 Purchasers.

SECTION 6.17 No Material Adverse Effect.

There shall have been no Material Adverse Effect since the date of this Agreement.

SECTION 6.18 Investment Committee Approval.

Each of the Series B-4 Purchaser’s investment committee shall have approved the execution of this Agreement and the other Transaction Documents and the transactions contemplated hereby and thereby.

SECTION 6.19 Management Rights Letter.

The Company shall have executed and delivered to the Series B-4 Purchasers a Management Rights Letter in a form and substance satisfactory to the Series B-4 Purchasers.

SECTION 6.20 Share Charge.

HUANG Zheng and BVI 1 shall have entered into a share charge with Sun Vantage in a form and substance satisfactory to Sun Vantage whereby BVI 1 shall charge to Sun Vantage 1,462,053 Ordinary Shares of the Company (the “Charged Shares”), representing 1% of the total share capital of the Company immediately prior to the Closing (on a fully diluted basis), as an security for the performance of the relevant Seller Party’s obligations under this Agreement in connection with Shanghai Xunmeng restructuring.

SECTION 6.21 Adherence to Restricted Share Agreement.

HUANG Zheng, SUN Qin, BVI 1 and BVI 2 shall have entered into a deed of adherence to the restricted share agreement with each Series B-4 Purchaser respectively, in form and substance to the satisfactory of each Series B-4 Purchaser, pursuant to which each Series B-4 Purchaser shall be deemed a party to the restricted share agreement entered into by and among HUANG Zheng, SUN Qin, BVI 1 and BVI 2 and certain parties thereto on June 5, 2015.

SECTION 6.22 HUANG Zheng’s labor contract.

HUANG Zheng shall have entered into an employment agreement and a confidentiality, non-competition and intellectual property rights agreement in form and substance reasonably satisfactory to the Series B-4 Purchasers with Shanghai branch of the WFOE.

SECTION 6.23 Indemnification Agreement.

The Company shall have executed and delivered to Sun Vantage a director indemnification agreement between the Company and the director of the Company designated by Sun Vantage (the “Indemnification Agreement”) in substantially the form and substance attached hereto as Exhibit G

ARTICLE VII

CONDITIONS TO THE COMPANY’S OBLIGATIONS AT THE CLOSING

The obligations of the Company under this Agreement with respect to the Series B-4 Purchasers are subject to the fulfillment, on or prior to the Closing Date of the following conditions:

SECTION 7.01 Representations and Warranties.

The representations and warranties of the Series B-4 Purchasers contained in Article IV hereof shall be true and correct as of the Closing Date.

SECTION 7.02 Performance.

The Series B-4 Purchasers shall have performed and complied with each agreement, covenant and obligation required by this Agreement to be so performed or complied with by the Series B-4 Purchasers prior to or on the Closing Date.

SECTION 7.03 Execution of Transaction Documents.

The Series B-4 Purchasers shall have executed and delivered to the Company the Transaction Documents.

ARTICLE VIII

MISCELLANEOUS

SECTION 8.01 Indemnity.

Each Seller Party shall, jointly and severally, indemnify each Series B-4 Purchaser against any reduction in value of the Company’s or the Group Companies’ assets, any increase in its liabilities, any dilution of the its interests in the Company or any diminution in the value of each Series B-4 Purchaser’s interests in the Company as a result of (i) any breach or violation of any representation or warranty made by any Seller Party in the Transaction Documents, (ii) any breach by any Seller Party of any covenant or agreement contained herein and in any other Transaction Documents, including without limitation claims by tax authorities against the Company. Notwithstanding the foregoing and anything contained in the Financial Statements and Disclosure Schedule, each Seller Party shall, jointly and severally, indemnify each Series B-4 Purchaser any increase in its liabilities or any dilution of the its interests in the Company or any diminution in the value of the Series B-4 Purchaser’ interests in the Company as a result of (i) any failure to comply with the PRC laws and regulations in respect of the Principal Business as currently conducted or proposed to be conducted by the Group Companies, (ii) the fact that any of the Seller Parties violates the applicable laws, regulations and rules in relation to taxes and social insurance. Notwithstanding the foregoing, if the Company can prove, to each Series B-4 Purchaser’s satisfaction, within fourteen (14) days after the occurrence of a breach of any covenant or agreement contained herein, that such breach is the sole responsibility of any of the Founders, then only the Founders, not the Company, shall bear the indemnification obligation. If any of the Series B-4 Purchaser believes that it has a claim that may give rise to an indemnity obligation hereunder, it shall promptly notify the Seller Party stating specifically the basis on which such claim is being made, the material facts related thereto, and the amount of the claim asserted. For purposes hereof, notice delivered to any of the Founders at the Company’s address pursuant to SECTION 8.08 shall constitute effective notice to all Seller Parties.

SECTION 8.02 Calculation of Losses.

Each of the Seller Parties agrees that in assessing the amount of damages for a breach of representations and warranties, covenants and agreements under this Agreement, there shall be taken into account that: (i) in calculating the loss or damage that the Series B-4 Purchaser may suffer as a result of any claim made by such Series B-4 Purchaser under this Agreement, any payment made by the Company to reimburse the Series B-4 Purchaser for its losses will in itself diminish the value of the Series B-4 Purchaser’s investment in the Company and, accordingly, such payment should be taken into account in calculating the Series B-4 Purchaser’s loss or damage; and (ii) the Series B-4 Purchaser shall be entitled to be compensated for, but not limited to, the decrease in value (including loss of bargain) of all Series B-4 Preferred Shares or Ordinary Shares arising from conversion thereof as a result of any inaccuracy or breach of representations and warranties, covenants and agreements or breach of any other provision of the Transaction Documents.

SECTION 8.03 Founders’ Guarantee.

In consideration of the Series B-4 Purchasers’ entering into this Agreement, each of the Founders, as a shareholder or director of any Group Companies (as the case may be), hereby unconditionally and irrevocably guarantees to each Series B-4 Purchaser the due and punctual performance and observance by each of the Founder Holding Companies and the Group Companies, of its respective obligations, commitments, undertakings, warranties, indemnities and covenants under or pursuant to the Transaction Documents and agrees to fully and unconditionally indemnify each Series B-4 Purchaser against all losses, damages, costs and expenses (including legal costs and expenses) which such Series B-4 Purchaser may suffer through or arising from any breach by any of the Founder Holding Companies and the Group Companies. The liability of the Founder Holding Companies and the Group Companies (as the case may be) as aforesaid shall not be released or diminished by any arrangements or alterations of terms (whether of this Agreement, or otherwise) or any forbearance, neglect or delay in seeking performance of the obligations hereby imposed or any granting of time for such performance. Notwithstanding anything to the contrary, in any event but absent fraud, gross negligence, intentional misrepresentation and willful misconduct on the part of the Founders, the liability for the Founders shall not exceed the greater of: (i) the then market value of Founders’ direct and indirect equity interests in the Company; or (ii) the amount equal to the aggregate purchase price for the Series A-1 Preferred Shares, the Series A-2 Preferred Shares, the Series B-1 Preferred Shares, the Series B-2 Preferred Shares, the Series B-3 Preferred Shares and the Series B-4 Preferred Shares.

SECTION 8.04 Special Indemnity In Connection With Shanghai Xunmeng.

Without limiting the generality of the provisions under Sections 8.01 to 8.03, (1) in case that (i) Shanghai Xunmeng’s restructuring as contemplated under Sections 5.18 and 5.19 is not completed within one hundred and thirty-five (135) days after the Closing to the satisfaction of Sun Vantage, or (ii) the Company fails to disclose any material debts, liabilities, and obligations of any nature of Shanghai Xunmeng (including, without limitation, absolute liabilities, accrued liabilities and contingent liabilities) to Sun Vantage, whether due or to become due after the Closing, Sun Vantage shall be entitled to request HUANG Zheng and BVI 1 to transfer the Charged Shares to Sun Vantage at nil consideration as the compensation for the diminution in the value of Sun Vantage’s interests in the Company; (2) If Shanghai Xunmeng’s restructuring as contemplated under Sections 5.18 and 5.19 is not completed within one hundred and thirty-five (135) days after the Closing to the satisfaction of Sun Vantage due to any unforeseeable change of governmental policy, Sun Vantage will not be entitled to request HUANG Zheng and BVI 1 to transfer the

Charged Shares to Sun Vantage, but Shanghai Xunmeng shall transfer all of its wechat fans and the ownership of mobile app of “拼多多” to the PRC Affiliate; (3) If Shanghai Xunmeng fails to transfer all of its wechat fans and the ownership of mobile app of “拼多多” to the PRC Affiliate in a manner satisfactory to Sun Vantage, then Sun Vantage shall be entitled to request HUANG Zheng and BVI 1 to transfer the Charged Shares to Sun Vantage at nil consideration as the compensation for the diminution in the value of Sun Vantage’s interests in the Company.

SECTION 8.05 Governing Law.

This Agreement shall be governed by and construed exclusively in accordance with the Hong Kong laws, without giving effect to any choice of law rule that would cause the application of the laws of any jurisdiction other than the Hong Kong laws to the rights and duties of the parties hereunder.

SECTION 8.06 Successors and Assigns.

Except as otherwise expressly provided herein, the provisions hereof shall inure to the benefit of, and be binding upon, the successors, assigns, heirs, executors and administrators of the parties hereto whose rights or obligations hereunder are affected by such amendments. This Agreement and the rights and obligations therein may not be assigned by the Seller Parties without the written consent of the Series B-4 Purchasers; provided that the Series B-4 Purchasers may assign its rights and obligations to an Affiliate of it without the consent of the other Parties under this Agreement.

SECTION 8.07 Entire Agreement.

This Agreement, the Shareholders Agreement, any Ancillary Agreements, and the schedules and exhibits hereto and thereto, which are hereby expressly incorporated herein by this reference constitute the entire understanding and agreement between the parties with regard to the subjects hereof and thereof; provided, however, that nothing in this Agreement or related agreements shall be deemed to terminate or supersede the provisions of any confidentiality and nondisclosure agreements executed by the parties hereto prior to the date hereof, which agreements shall continue in full force and effect until terminated in accordance with their respective terms.

SECTION 8.08 Notices.

Except as may be otherwise provided herein, all notices, requests, waivers and other communications made pursuant to this Agreement shall be in writing and shall be conclusively deemed to have been duly given (a) when hand delivered to the other party, upon delivery; (b) when sent by facsimile at the number set forth in EXHIBIT E hereto, upon receipt of confirmation of error-free transmission; (c) seven (7) business days after deposit in the mail as air mail or certified mail, receipt requested, postage prepaid and addressed to the other party as set forth in EXHIBIT E; or (d) three (3) business days after deposit with an overnight delivery service, postage prepaid, addressed to the parties as set forth in EXHIBIT E with next business day delivery guaranteed, provided that the sending party receives a confirmation of delivery from the delivery service provider.

Each person making a communication hereunder by facsimile shall promptly confirm by telephone to the person to whom such communication was addressed each communication made by it by facsimile pursuant hereto but the absence of such confirmation shall not affect the validity of any such communication. A party may change or supplement the addresses given above, or designate additional addresses, for purposes of this Section 8.08 by giving, the other parties written notice of the new address in the manner set forth above.

SECTION 8.09 Amendments.

Any term of this Agreement may be amended only with the written consent of the Seller Parties and the Series B-4 Purchasers.

SECTION 8.10 Waivers.

Each of the Seller Parties, by executing this Agreement, hereby waives any anti-dilution rights, rights of first refusal, preemptive rights and all similar rights in connection with the issuance of the Series B-4 Purchased Shares.

SECTION 8.11 Delays or Omissions.

No delay or omission to exercise any right, power or remedy accruing to any Seller Party or any Series B-4 Purchaser, upon any breach or default of any party hereto under this Agreement, shall impair any such right, power or remedy of such Seller Party or Series B-4 Purchaser, nor shall it be construed to be a waiver of any such breach or default, or an acquiescence therein, or of any similar breach of default thereafter occurring; nor shall any waiver of any other breach or default theretofore or thereafter occurring. Any waiver, permit, consent or approval of any kind or character on the part of any Seller Party or any Series B-4 Purchaser of any breach of default under this Agreement or any waiver on the part of any Seller Party or any Series B-4 Purchaser of any provisions or conditions of this Agreement, must be in writing and shall be effective only to the extent specifically set forth in such writing. Subject to Section 8.01, all remedies, either under this Agreement, or by law or otherwise afforded to the Seller Parties and the Series B-4 Purchaser shall be cumulative and not alternative.

SECTION 8.12 Finder’s Fees.

Each party represents and warrants to the other party hereto that it has retained no finder or broker in connection with the transactions contemplated by this Agreement and hereby agrees to indemnify and to hold harmless the other party hereto from and against any liability for any commission or compensation in the nature of a finder’s fee of any broker or other person or firm (and the costs and expenses of defending against such liability or asserted liability) for which the indemnifying party or any of its employees or representatives are responsible.

SECTION 8.13 Interpretation; Titles and Subtitles.

This Agreement shall be construed according to its fair language. The rule of construction to the effect that ambiguities are to be resolved against the drafting party shall not be employed in interpreting this Agreement. The titles of the sections and subsections of this Agreement are for convenience of reference only and are not to be considered in construing this Agreement. Unless otherwise expressly provided herein, all references to Sections and Exhibits herein are to Sections and Exhibits of this Agreement. As used in this Agreement, the words “include” and “including”, and variations thereof, shall not be deemed to be terms of limitation, but rather shall be deemed to be followed by the words “without limitation”.

SECTION 8.14 Counterparts.

This Agreement may be executed (including facsimile signature) in any number of counterparts, each of which shall be an original, but all of which together shall constitute one instrument.

SECTION 8.15 Severability.

If any provision of this Agreement is found to be invalid or unenforceable, then such provision shall be construed, to the extent feasible, so as to render the provision enforceable and to provide for the consummation of the transactions contemplated hereby on substantially the same terms as originally set forth herein, and if no feasible interpretation would save such provision, it shall be severed from the remainder of this Agreement, which shall remain in full force and effect unless the severed provision is essential to the rights or benefits intended by the parties. In such event, the parties shall use best efforts to negotiate, in good faith, a substitute, valid and enforceable provision or agreement which most nearly effects the parties’ intent in entering into this Agreement.

SECTION 8.16 Confidentiality and Non-Disclosure.

The parties hereto agree to be bound by the confidentiality and non-disclosure provisions of Section 7 of the Shareholders Agreement, which shall mutatis mutandis apply.

SECTION 8.17 Further Assurances.

Each party shall from time to time and at all times hereafter make, do, execute, or cause or procure to be made, done and executed such further acts, deeds, conveyances, consents and assurances without further consideration, which may reasonably be required to effect the transactions contemplated by this Agreement.

SECTION 8.18 Fees and Expenses.

Each Party shall pay all of its own costs and expenses incurred in connection with the negotiation, execution, delivery and performance of this Agreement and other Transaction Documents and the transactions contemplated hereby and thereby; provided that the Company shall reimburse Sun Vantage at the Closing, subject to a cap of US$150,000, all the legal, financial, administrative and other expenses actually incurred by Sun Vantage in connection with its due diligence investigation of the Company and the Group Companies and the preparation of the necessary transaction documents and financial documents for the transaction contemplated hereunder. If the Closing does not occur due to the failure to fulfill the closing conditions provided under Article VII by Sun Vantage albeit the fact that the

Company has fulfilled all of the closing conditions under Article VI, Sun Vantage shall bear the foregoing expenses.

SECTION 8.19 Dispute Resolution.

(a)           Negotiation Between Parties. The parties agree to negotiate in good faith to resolve any dispute between them regarding this Agreement. If the negotiations do not resolve the dispute to the reasonable satisfaction of all parties within thirty (30) days, Section 8.19(b) shall apply.

(b)           Arbitration. In the event the parties are unable to settle a dispute between them regarding this Agreement in accordance with subsection (a) above, such dispute shall he referred to and finally settled by arbitration at the Hong Kong International Arbitration Centre (the “HKIAC”) in accordance with the HKIAC Administered Arbitration Rules (the “HKIAC Rules”) in effect, which rules are deemed to be incorporated by reference into this subsection (b).

SECTION 8.20 Termination.

This Agreement may be terminated by any party hereto on or after the 90th day from the date hereof by written notice to all the other parties hereto, if the Closing Date has not occurred on or prior to such date.

[SIGNATURES ON FOLLOWING PAGE]

IN WITNESS WHEREOF, the parties hereto have caused their respective duly authorized representatives to execute this Agreement as of the date and year first above written.

THE GROUP COMPANIES:

The Company:

Walnut Street Group Holding Limited

By:	/s/ Sun Qin
Name: SUN Qin
Title: Director

The HK Company:

HongKong Walnut Street Limited
(香港胡桃街有限公司)

By:	/s/ Sun Qin
Name: Sun Qin
Title: Director

The WFOE

Hangzhou Weimi Network Technology Co., Ltd.
(杭州微米网络科技有限公司)

By:	/s/ Sun Qin
Name: Sun Qin
Title: Legal Representative

The PRC Affiliate:

Hangzhou Aimi Network Technology Co., Ltd.
(杭州埃米网络科技有限公司)

By:	/s/ Sun Qin
Name: Sun Qin
Title: Legal Representative

IN WITNESS WHEREOF, the parties hereto have caused their respective duly authorized representatives to execute this Agreement as of the date and year first above written.

The Hangzhou Pinhaohuo:

Hangzhou Pinhaohuo Network Technology Co., Ltd.
(杭州拼好货网络科技有限公司)

By:	/s/ Sun Qin
Name: Sun Qin
Title: Legal Representative

IN WITNESS WHEREOF, the parties hereto have caused their respective duly authorized representatives to execute this Agreement as of the date and year first above written.

The Shanghai Xunmeng:

Shanghai Xunmeng Information Technology Co., Ltd.
(上海寻梦信息科技有限公司)

By:	/s/ Authorized Signatory
Name:
Title: Legal Representative

IN WITNESS WHEREOF, the parties hereto have caused their respective duly authorized representatives to execute this Agreement as of the date and year first above written.

THE BVI COMPANIES:

Walnut Street-Management, Ltd.

By:	/s/ Sun Qin
Name: Sun Qin
Title: Director

IN WITNESS WHEREOF, the parties hereto have caused their respective duly authorized representatives to execute this Agreement as of the date and year first above written.

THE SAMOA COMPANY:

PURE TREASURE LIMITED

By:	/s/ Authorized Signatory
Name:
Title:	Director

IN WITNESS WHEREOF, the parties hereto have caused their respective duly authorized representatives to execute this Agreement as of the date and year first above written.

THE FOUNDERS:

/s/ Huang Zheng
Huang Zheng

IN WITNESS WHEREOF, the parties hereto have caused their respective duly authorized representatives to execute this Agreement as of the date and year first above written.

THE FOUNDERS:

/s/ Sun Qin
Sun Qin

IN WITNESS WHEREOF, the parties hereto have caused their respective duly authorized representatives to execute this Agreement as of the date and year first above written.

THE BVI COMPANIES:

Walnut Street Investment, Ltd.

By:	/s/ Huang Zheng
Name:	Huang Zheng
Title:	Director

SERIES A-1 PURCHASERS:

Walnut Street Investment, Ltd.

By:	/s/ Huang Zheng
Name:	Huang Zheng
Title:	Director

SERIES B-1 PURCHASERS:

Walnut Street Investment, Ltd.

By:	/s/ Huang Zheng
Name:	Huang Zheng
Title:	Director

IN WITNESS WHEREOF, the parties hereto have caused their respective duly authorized representatives to execute this Agreement as of the date and year first above written.

SERIES B-4 PURCHASERS:

Sun Vantage Investment Limited

By:	/s/ Wong Kok Wai	22 June 2016
Name:	Wong Kok Wai
Title:	Authorized Signatory

IN WITNESS WHEREOF, the parties hereto have caused their respective duly authorized representatives to execute this Agreement as of the date and year first above written.

SERIES B-4 PURCHASERS:

FPCI Sino-French (Innovation) Fund

By:	/s/ Barrier
Name:	Barrier
Title:	Authorized Signatory

IN WITNESS WHEREOF, the parties hereto have caused their respective duly authorized representatives to execute this Agreement as of the date and year first above written.

SERIES B-4 PURCHASERS:

Sky Royal Trading Limited

By:	/s/ Authorized Signatory
Name:
Title:	Authorized Signatory

SCHEDULE 1

Founders

NAME	ID/PASSPORT NO.
HUANG Zheng (黄峥)	ID: ***
SUN Qin (孙沁)	ID: ***

*** Indicates where text has been omitted pursuant to a request for confidential treatment under Rule 406 of the Securities Act of 1933, as amended. The omitted materials have been filed separately with the Securities and Exchange Commission.

SCHEDULE 2

	Number of Series B-4
Series B-4 Purchasers	Preferred Shares	Purchase Price
Sun Vantage Investment Limited	8,772,443	US$	30,000,000.00
FPCI Sino-French (Innovation) Fund	2,924,148	US$	10,000,000.00
Sky Royal Trading Limited	2,924,148	US$	10,000,000.00
Total	14,620,739	US$	50,000,000.00

EXHIBIT A

Restated Articles

EXHIBIT B

Disclosure Schedule

EXHIBIT C

Shareholders Agreement

EXHIBIT D

Compliance Certificate

EXHIBIT E

Notices

If to the Group Companies, the Founders:

Address: ***

Attn: ***

Tel: ***

If to Sun Vantage Investment Limited:

Address: ***

Attn: ***

Tel: ***

Fax ***

With a copy to: Advantech Advisors (HK) Limited

Address: ***

Attn: ***

Tel: ***

Fax: ***

If to FPCI Sino-French (Innovation) Fund

Address: ***

Attn: ***

Tel: ***

Email: ***

If to Sky Royal Trading Limited

Address: ***

Attn: ***

Tel: ***

Email: ***

*** Indicates where text has been omitted pursuant to a request for confidential treatment under Rule 406 of the Securities Act of 1933, as amended. The omitted materials have been filed separately with the Securities and Exchange Commission.

EXHIBIT F

List of 拼拼小站

EXHIBIT G

Form of the Indemnification Agreement